Exhibit 3.1

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES

OF

13.00% SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

OF

BITNILE HOLDINGS, INC.

__________________________________________

BITNILE HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.           The name of the corporation is: BitNile Holdings, Inc. (the “Corporation”).

2.           That a Certificate of Designation, Rights and Preferences of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock of the Corporation was filed by the Secretary of State of the State of Delaware on May 26, 2022 (the “Certificate”) and that the Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.           The inaccuracy or defect of the said Certificate is present within sub-section (b) of “Section 2. Dividends.” thereof, which erroneously stated the date of the Dividend Payment Date (as defined in the Certificate), and read as follows:

“(b)       Dividend Payment Date; Dividend Record Date. Dividends on the Series D Preferred Stock shall accrue daily and be cumulative from, and including, the date of initial issue and shall be payable monthly on the last day of each month (each such payment date, a “Dividend Payment Date,” and each such monthly period, a “Dividend Period”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. The first dividend on the Series D Preferred Stock is scheduled to be paid on June 30, 2022 (in the amount of $0.2708333 per share) to the persons who are the holders of record of the Series D Preferred Stock at the close of business on the corresponding record date, which will be June 30, 2022. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series D Preferred Stock at the close of business on the applicable record date, which shall be the last day of the month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).”

4.           Sub-section (b) of “Section 2. Dividends.” of the Certificate is hereby corrected to read, in its entirety, as follows:

“(b)       Dividend Payment Date; Dividend Record Date. Dividends on the Series D Preferred Stock shall accrue daily and be cumulative from, and including, the date of the initial issue and shall be payable monthly within eight (8) Business Days following the Dividend Record Date (as defined herein) (each such payment date, a “Dividend Payment Date,” and each monthly period, a “Dividend Period”). Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series D Preferred Stock at the close of business on the applicable record date, which shall be the last day of each month, whether or not a Business Day (each, a “Dividend Record Date”). The first dividend on the Series D Preferred Stock is scheduled to be paid within eight (8) Business Days following the corresponding Dividend Record Date, which will be June 30, 2022, to the persons who are the holders of record of the Series D Preferred Stock at the close of business on such Dividend Record Date, in the amount of $0.2708333 per share.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by an authorized officer, this 16th day of June, 2022.

BITNILE HOLDINGS, INC.

By:	/s/ William B. Horne
Name:	William B. Horne
Title:	Chief Executive Officer